Exhibit 3.6
ARTICLES OF INCORPORATION
OF
SMSA Treemont Acquisition Corp.
THE UNDERSIGNED, for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, does make, record and file these Articles of Incorporation, in writing, and he does hereby certify:
ARTICLE I
NAME
The name of this Corporation shall be: SMSA Treemont Acquisition Corp.
ARTICLE II
PURPOSE
The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all lawful activity, as provided by the laws of the State of Nevada.
ARTICLE III
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Company shall have authority to issue is 110,000,000 shares (“Capital Stock”). The classes and the aggregate number of shares of each class of Capital Stock that the Company shall have authority to issue are as follows: 100,000,000 shares of common stock, $0.001 par value (“Common Stock”); and 10,000 shares of preferred stock, $0,001 par value (“Preferred Stock”). The shares of Preferred Stock may be issued from time to time in one or more classes or series as may from time to time be determined by the board of directors. Each such class or series shall be distinctly designated. All shares of any one class or series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from nose of any and all other series at any time outstanding. The board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular class or series of Preferred Stock, the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

ARTICLE IV
GOVERNING BOARD
The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of one member. The name and post office address of the initial Director of the Corporation is as follows:

Name	Address

Timothy P. Halter	174 FM 1830
Argyle, Texas 76226
ARTICLE V
INCORPORATOR
The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:

Name	Address

Timothy P. Halter.	174 FM 1830
Argyle, Texas 76226
ARTICLE VI
RESIDENT AGENT
The name and address of the Corporation’s Resident Agent in the State of Nevada is as follows:

Name	Address

The Corporation Trust Company of Nevada	6100 Neil Road, Suite 500 Reno, Nevada 89511
ARTICLE VII
INDEMNIFICATION OF OFFICERS AND DIRECTORS
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE VIII
LIMITATION ON LIABILITY
No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
ARTICLE IX
ACQUISITION OF CONTROLLING INTEREST
The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.
ARTICLE X
COMBINATIONS WITH INTERESTED STOCKHOLDERS
The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3 day of May, 2010.

/s/ Timothy P. Halter Timothy P. Halter